Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

SAN DIEGO, CA – (Marketwired) - July 27, 2016 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights:

•	Total revenues were $39.1 million as compared to $35.2 million in the second quarter of 2015.

•	Solana® Trichomonas assay received CE Mark.

•	Sofia® Strep A+ FIA approved in Japan.

•	Sofia® Influenza A+B FIA approved in Singapore.

•	Sofia® hCG FIA approved in South Korea.

•	Reported GAAP EPS of $(0.24) per share as compared to $(0.26) per share in the second quarter of 2015 and non-GAAP EPS of $(0.11) per share as compared to $(0.14) per share in the second quarter of 2015.

Second Quarter 2016 Results
Total revenues for the second quarter of 2016 were $39.1 million, an 11% improvement over sales of $35.2 million in the second quarter of 2015, due to greater sales in various categories, including Infectious Disease and Women's Health products. Total Infectious Disease product revenues increased 14% in the second quarter, led by greater sales of Influenza and Strep A products. Over the same period, Women's Health revenues increased 17% to $10.7 million.

“In the second quarter, which has typically been our lowest revenue period for the year, double-digit sales growth over the prior year quarter was once again achieved,” said Douglas Bryant, president and CEO of Quidel Corporation. "Influenza product revenues grew 21%, driven by a number of factors including the persistence of Influenza B into early April in a handful of states, low distributor inventories at the end of March, and market share gains. Non-flu product sales grew 8%, led by a number of key non-flu franchises. Bone Health and Complement marker revenue was up 57%, total molecular sales were up 63%, Graves' Disease was up 8%, and non-molecular Group A Strep revenue was up 13%."

Total costs and expenses in the second quarter of 2016 were $48.2 million as compared to $45.0 million in the second quarter of 2015. Cost of Sales increased consistent with revenue growth, and gross margin for the quarter was 56%, equal to the number last year. Operating expenses, excluding amortization of intangible assets, were $28.5 million in the second quarter of 2016, as compared to $27.3 million in the second quarter of 2015. Research and Development expenses increased by $0.6 million over the second quarter of 2015, primarily due to an increase in development spend for the Savanna MDx platform and clinical trials spend for Solana products. Sales and Marketing expenses increased by $0.3 million primarily due to promotional activities associated with our Virena instrument management and disease surveillance system. General and administrative expenses for the second quarter of 2016 increased by $0.4 million, primarily due to integration costs associated with the Immutopics acquisition.

Net loss for the second quarter of 2016 was $7.8 million, or $(0.24) per share, compared to a net loss of $8.9 million, or $(0.26) per share, for the second quarter of 2015. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net loss for the second quarter of 2016 was $3.4 million, or $(0.11) per share, compared to net loss of $4.8 million, or $(0.14) per share, for the same period in 2015.

Results for the Six Months Ended June 30, 2016
Total revenues decreased 8% to $89.5 million for the six-month period ended June 30, 2016, as compared to $96.9 million for the same period in 2015. The decrease in revenues was primarily driven by weaker demand for Infectious Disease products in the first quarter of 2016 than in the first quarter of the prior year, the result of a milder respiratory disease season in 2016 relative to the same period in 2015.

Flu product revenues in the first half of 2016 decreased 27% from the first half of 2015 to $31.1 million. Non-flu revenues increased 7% during that same period to $58.4 million.

New Product (Sofia and Molecular) revenue increased 9% in the first half of 2016 to $24.9 million from the first half of 2015. Non-flu New Product revenue increased 50% from the first six months of 2015 to $10.5 million dollars.

For the six-month period ended June 30, 2016, total costs and expenses were $101.9 million as compared to $98.0 million over the same period in 2015. Cost of Sales was relatively flat versus last year as lower revenue was mostly offset by lower margins from product mix. Research and Development expense increased by $5.2 million primarily due to an increase in development spend for the Savanna MDx platform, increased spend for our next generation Sofia instrument and clinical trials spend for Solana products. Sales and Marketing expense increased by $0.8 million, primarily due to additional investment in promotional activities for our Virena platform. General & Administrative expenses decreased by $2.2 million due primarily to 2015 business development expenditures, which did not repeat in the first six months of 2016, as well as the suspension of the medical device tax.

For the six-month period in 2016, net loss was $11.3 million, or $(0.35) per share, as compared to net loss of $4.9 million, or $(0.14) per share, for the same six-month period in 2015. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net loss for the six months ended June 30, 2016 was $2.8 million, or $(0.09) per share, compared to net income of $6.0 million, or $0.17 per diluted share, for the first six months of 2015.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the second quarter results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 253-336-7286, and enter the audience pass code 4890-0823.

A live webcast of the call can be accessed at http://ir.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 404-537-3406 from the U.S., or 855-859-2056 for international callers, and entering pass code 4890-0823.

Quidel Investor and Analyst Luncheon Event on August 2nd, 2016 During AACC
Quidel will host an Investor and Analyst Luncheon event at the Loews Philadelphia hotel in Philadelphia, Pennsylvania during the 68th Annual Scientific Meeting of the American Association of Clinical Chemistry and Clinical Lab Expo (AACC). Quidel’s management team will present on Tuesday, August 2, 2016 from 11:00 a.m. to 1:00 p.m. Eastern time (8:00 a.m. to 10:00 a.m. Pacific time), with a question and answer session scheduled immediately following the presentation.

During the presentation, the company will discuss business and financial developments and trends. The company's statements may contain or constitute material information that has not been previously disclosed.
A live webcast and audio archive of each presentation will be available via the Investor Relations section of the company’s Web site at http://ir.quidel.com.

Participants should allow approximately five to ten minutes prior to the presentation's start time to visit the site and download any streaming media software needed to listen to the Internet webcast. A replay of the webcast will also be available on the company’s Web site for 30 days.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the QuickVue®, D3® Direct Detection and Thyretain® leading brand names, as well as under the new Sofia®, AmpliVue®, Solana® and Lyra® brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality, the timing of the onset, length and severity of cold and flu seasons, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, changes in sales levels as it relates to the absorption of our fixed costs, lower than anticipated market penetration of our products, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; our debt service requirements; our inability to settle conversions of our convertible senior notes in cash; the effect on our operating results from the trigger of the conditional conversion feature of our convertible senior notes; limitations and covenants in our senior credit facility; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; our significant debt service requirements; the possibility that we may incur additional indebtedness; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and our convertible senior notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended June 30,
	2016	2015
Total revenues	$39,133	$35,204
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	17,318	15,493
Research and development	9,656	9,105
Sales and marketing	12,206	11,923
General and administrative	6,682	6,290
Amortization of intangible assets from acquired businesses and technology	2,290	2,218
Total costs and expenses	48,152	45,029
Operating loss	(9,019)	(9,825)
Interest expense, net	(2,924)	(3,061)
Loss before taxes	(11,943)	(12,886)
Benefit for income taxes	(4,103)	(3,955)
Net loss	$(7,840)	$(8,931)

Basic and diluted loss per share	$(0.24)	$(0.26)
Shares used in basic and diluted per share calculation	32,541	34,597

Gross profit as a % of total revenues	56%	56%
Research and development as a % of total revenues	25%	26%
Sales and marketing as a % of total revenues	31%	34%
General and administrative as a % of total revenues	17%	18%

Condensed balance sheet data (in thousands):	6/30/2016	12/31/2015
Cash, cash equivalents and restricted cash	$155,567	$191,534
Accounts receivable, net	16,232	18,398
Inventories	23,137	26,388
Total assets	369,696	406,505
Long-term debt	145,365	147,329
Stockholders’ equity	193,035	218,676

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Six months ended June 30,
	2016	2015
Total revenues	$89,454	$96,905
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	36,567	36,605
Research and development	22,363	17,156
Sales and marketing	24,523	23,711
General and administrative	13,971	16,150
Amortization of intangible assets from acquired businesses and technology	4,509	4,419
Total costs and expenses	101,933	98,041
Operating loss	(12,479)	(1,136)
Interest expense, net	(5,613)	(5,956)
Loss before taxes	(18,092)	(7,092)
Benefit for income taxes	(6,806)	(2,152)
Net loss	$(11,286)	$(4,940)

Basic and diluted loss per share	$(0.35)	$(0.14)
Weighted shares used in basic and diluted per share calculation	32,632	34,611

Gross profit as a % of total revenues	59%	62%
Research and development as a % of total revenues	25%	18%
Sales and marketing as a % of total revenues	27%	24%
General and administrative as a % of total revenues	16%	17%

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net loss - GAAP	$(7,840)	$(8,931)	$(11,286)	$(4,940)
Add:
Non-cash stock compensation expense	2,106	1,926	4,086	3,994
Amortization of intangibles	2,399	2,361	4,751	5,364
Amortization of debt discount and issuance costs	1,333	1,329	2,679	2,648
One-time business development expenses	252	85	371	2,390
Income tax impact of valuation allowance for deferred tax assets	435	66	715	863
Income tax impact of non-cash stock compensation expense, amortization of intangibles, debt discount and issuance costs and one-time business development expenses	(2,131)	(1,658)	(4,160)	(4,362)
Adjusted net (loss) income	$(3,446)	$(4,822)	$(2,844)	$5,957
Basic earnings per share:
Adjusted net (loss) earnings	$(0.11)	$(0.14)	$(0.09)	$0.17
Net loss - GAAP	$(0.24)	$(0.26)	$(0.35)	$(0.14)
Diluted earnings per share:
Adjusted net (loss) earnings	$(0.11)	$(0.14)	$(0.09)	$0.17
Net loss - GAAP	$(0.24)	$(0.26)	$(0.35)	$(0.14)